UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 001-35152

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Quarterhill Inc.

(Exact name of registrant as specified in its charter)

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30 Duke Street West, Suite 604, Kitchener, Ontario, N2H 3W5 Canada

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Shares

(Description of class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file report:

Rule 12g-4(a)(1)☒

Rule 12g-4(a)(2)□

Rule 12h-3(b)(1)(i)☒

Rule 12h-3(b)(1)(ii)□

Rule 15d-6□

Approximate number of holders of record as of the certification or notice date: 292

Pursuant to the requirements of the Securities Exchange Act of 1934, Quarterhill Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:December 23, 2019By:/s/ Prashant R. Watchmaker

Name:Prashant R. Watchmaker

Title:Senior Vice-President & General Counsel